Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
MAY 10, 2010

INVESTOR CONTACTS:
JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES STRATEGIC AND FINANCIAL PLAN TO INCREASE
SHAREHOLDER VALUE AND REDUCE DEBT

OKLAHOMA CITY, OKLAHOMA, MAY 10, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced a strategic and financial plan designed to increase shareholder value, reduce debt and ultimately achieve an investment grade rating for the company’s debt securities.  Through a series of transactions over the next 24 months, including the preferred stock placement announced today, the company is planning to raise up to $5.0 billion in order to repay up to $3.5 billion of senior indebtedness and increase its investment in liquids-rich plays by up to $1.5 billion.  Chesapeake is in various stages of implementing its strategic and financial plan, several steps of which are outlined below.

The company is planning to sell up to a 20% equity interest in its subsidiary, Chesapeake Appalachia, L.L.C., which includes its Marcellus Shale operations, to private and/or public investors within the next 3-12 months.  Chesapeake is one of the largest producers, the largest leasehold owner with 1.5 million net acres and the most active driller with 24 operated rigs in the Marcellus Shale play.

Chesapeake will repay $600 million of certain outstanding senior notes with proceeds from the preferred stock placements to investors in Asia which was separately announced today.  Over the next 24 months, Chesapeake anticipates repaying up to an additional $2.9 billion of senior notes with proceeds from the potential placement of up to $500 million of additional preferred stock to investors in Asia, the sale of an equity interest in Chesapeake Appalachia, L.L.C. referenced above, the potential joint ventures described below and/or other asset monetizations.

The company has built an industry-leading position in 12 liquids-rich plays.  Chesapeake is currently using 21 operated rigs to further develop its 1.9 million net acres of leasehold in these plays.  Chesapeake is exploring various joint venture opportunities to enable it to recover its leasehold expenditures to date and to fund accelerated drilling in these plays.  Specifically, by the end of the third quarter of 2010, the company intends to enter into a joint venture on its Eagle Ford Shale play that currently includes approximately 400,000 net acres of leasehold.  The company is also considering entering into joint ventures on certain of its other liquids-rich plays.  Chesapeake’s goal is to achieve a 50 operated rig program on its liquids-rich plays within the next 12 months, which would lead to much more rapid value creation for shareholders.

Finally, Chesapeake plans further midstream asset monetizations from its wholly owned midstream subsidiary, Chesapeake Midstream Development, L.P. that primarily owns gas gathering operations in the Haynesville, Fayetteville, Marcellus and Eagle Ford shales.  Some of the monetizations may be completed with a subsidiary of the company’s 50/50 midstream joint venture with Global Infrastructure Partners L.P., which acquired Chesapeake’s gathering assets in the Barnett Shale and certain of its gas gathering assets in the Mid-Continent in 2009.

Conference Call Information

A conference call to discuss this release has been scheduled for Tuesday morning, May 11, 2010, at 9:00 a.m. EDT.  The telephone number to access the conference call is 913-312-0822 or toll-free 888-811-5436.  The passcode for the call is 4587425.  We encourage those who would like to participate in the call to dial the access number between 8:30 and 9:00 a.m. EDT.  For those unable to participate in the conference call, a replay will be available for audio playback from 2:00 p.m. EDT on May 11, 2010 through midnight EDT on May 25, 2010.  The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112.  The passcode for the replay is 4587425.  The conference call will also be webcast live on the Internet and can be accessed by going to Chesapeake’s website at www.chk.com in the “Events” subsection of the “Investors” section of the website.  The webcast of the conference call will be available on Chesapeake’s website for one year.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements give our current expectations or forecasts of future events.  They include statements about the expected effects, timing and benefits of the strategic and financial plan announced, the amounts of capital to be raised and indebtedness to be repaid, the anticipated monetization of a portion of our Marcellus Shale operations and liquids-rich plays, our drilling plans to focus on liquids-rich plays, possible future midstream monetizations and other statements regarding our plans and objectives for future operations.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.

The forward-looking statements in this press release are subject to numerous risks and uncertainties and may be influenced by factors beyond our control that could cause actual results to differ materially from expected results, including the impact of general economic and industry conditions and our ability to execute securities offerings, arrange joint ventures and effect other asset monetizations as planned.  Any of the risk factors that affect our business generally, as described under “Risk Factors” in our 2009 Form 10-K filed with the U.S. Securities and Exchange Commission on March 1, 2010, could affect the outcome of our strategic and financial plan. For a discussion of additional risks and uncertainties that may affect our future results, please see our filings with the SEC available on www.sec.gov.

Chesapeake Energy Corporation is one of the largest producers of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus, and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional liquids-rich plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk..